Prospectus Supplement No. 4 (to Prospectus dated July 31, 2023) Prospectus Supplement No. 4 (to Prospectus dated July 31, 2023) Prospectus Supplement No. 4 (to Prospectus dated July 31, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-271229 Registration No. 333-271795 Registration No. 333-272300

NEAR INTELLIGENCE, INC.

8,625,000 Shares of Common Stock Underlying Warrants

49,525,198 Shares of Common Stock

Up to 31,825,271 Shares of Common Stock Underlying Convertible Debentures

Up to 5,411,734 Shares of Common Stock Underlying Warrants

5,200,000 Warrants to Purchase Shares of Common Stock

This prospectus supplement updates and supplements the prospectus of Near Intelligence, Inc. (“Near,” “we,” “us” or “our”) dated July 31, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-271229) (the “Public Warrants Prospectus”), the prospectus dated July 31, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-271795) (the “Omnibus Resale Prospectus”), and the prospectus dated July 31, 2023, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-272300) (the “Part A-2/Part B Resale Prospectus” and, collectively with the Public Warrants Prospectus and the Omnibus Resale Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on September 22, 2023 and October 5, 2023 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this prospectus supplement. As further described in the Form 8-K filed with the SEC on October 5, 2023, the Company’s financial statements as of and for each of the years ended December 31, 2022, 2021 and 2020 as well as the Company’s quarterly financial statements for the periods ended March 31, 2023 and June 30, 2023 (the “Affected Periods”) should not be relied upon.

Investors and others should not purchase or sell our securities pursuant to the Prospectuses or rely upon the Company’s financial statements for the Affected Periods included in the Prospectuses or other information in the Prospectuses derived from such financial statements.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Shares of our common stock, par value $0.0001 per share (the “Common Stock”) are listed on The Nasdaq Global Market under the symbol “NIR.” On October 4, 2023, the closing sale price of shares of our Common Stock was $0.21. Our public warrants are listed on The Nasdaq Capital Market under the symbol “NIRWW.” On October 4, 2023, the closing sale price of our public warrants was $0.01.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 11 of the Public Warrants Prospectus, page 13 of the Omnibus Resale Prospectus, and page 11 of the Part A-2/Part B Resale Prospectus, and under similar headings in any further amendments or supplements to the Prospectuses, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 5, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124	91124
(Address of principal executive offices)	(Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Minimum Bid Price

On September 18, 2023, Near Intelligence, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the 30 consecutive business day period from August 4, 2023 through September 15, 2023, the Company did not meet the minimum bid price of $1.00 per share required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1). The letter also indicated that the Company will be afforded a period of 180 calendar days, or until March 18, 2024 (the “Bid Price Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

In order to regain compliance with Nasdaq’s minimum bid price requirement, the Company’s common stock must maintain a minimum closing bid price of $1.00 for at least ten consecutive business days during the Bid Price Compliance Period. In the event the Company does not regain compliance by the end of the Bid Price Compliance Period, the Company may be eligible for additional time to regain compliance. To qualify for additional time, the Company must (i) submit an application to transfer to the Nasdaq Capital Market, (ii) meet the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the bid price requirement, and (iii) provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. If the Company meets these requirements, the Company may be granted an additional 180 calendar days to regain compliance. However, if it appears to Nasdaq that the Company will be unable to cure the deficiency, or if the Company is not otherwise eligible for the additional cure period, Nasdaq will provide notice that the Company’s common stock will be subject to delisting.

Minimum Market Value of Publicly Held Shares

On September 18, 2023, the Company also received a letter from the Staff indicating that, based upon the Company’s market value of publicly held shares (“MVPHS”) for the 30 consecutive business day period from August 4, 2023 through September 15, 2023, the Company did not maintain the minimum MVPHS of $15,000,000 required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(C). The letter also indicated that the Company will be afforded a period of 180 calendar days, or until March 18, 2024 (the “MVPHS Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(D).

In order to regain compliance with Nasdaq’s minimum MVPHS requirement, the minimum MVPHS of the Company’s common stock must meet or exceed $15,000,000 for a minimum of ten consecutive business days during the MVPHS Compliance Period. In the event the Company does not regain compliance by the end of the MVPHS Compliance Period, the Company will receive written notification that its securities are subject to delisting. Alternatively, the Company may consider applying to transfer the Company’s securities to the Nasdaq Capital Market. The Company intends to monitor the MVPHS of its common stock between now and March 18, 2024 and will consider the various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

Minimum Market Value of Listed Securities

On September 19, 2023, the Company received a letter from the Staff indicating that, based upon the Company’s market value of listed securities (“MVLS”) for the 30 consecutive business day period from August 7, 2023 through September 18, 2023, the Company did not maintain the minimum MVLS of $50,000,000 required for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A). The letter also indicated that the Company will be afforded a period of 180 calendar days, or until March 18, 2024 (the “MVLS Compliance Period”), in which to regain compliance pursuant to Nasdaq Listing Rule 5810(c)(3)(C).

In order to regain compliance with Nasdaq’s minimum MVLS requirement, the minimum MVLS of the Company’s common stock must meet or exceed $50,000,000 for a minimum of ten consecutive business days during the MVLS Compliance Period. In the event the Company does not regain compliance by the end of the MVLS Compliance Period, the Company will receive written notification that its securities are subject to delisting. Alternatively, the Company may consider applying to transfer the Company’s securities to the Nasdaq Capital Market. The Company intends to monitor the MVLS of its common stock between now and March 18, 2024 and will consider the various options available to the Company if its common stock does not trade at a level that is likely to regain compliance.

The foregoing letters received from Nasdaq have no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the Nasdaq Global Market under the symbol “NIR”, subject to the Company’s compliance with the other listing requirements of the Nasdaq Global Market.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Class I Director

On September 19, 2023, the Board of Directors (the “Board”) of the Company appointed Sherman Edmiston III to serve as a Class I director of the Company, effective immediately.

Mr. Edmiston, age 61, has served as the Managing Member of HI CapM Advisors, Ltd, a firm providing strategic and financial advice to corporations, private equity firms and credit funds, since August 2016. In addition to serving on the Company’s Board, Mr. Edmiston is currently serving on the board of directors of ARKO Corp. (Nasdaq: ARKO), one of the largest operators of convenience stores and wholesalers of fuel in the United States. Mr. Edmiston formerly served on the board of directors of Arch Resources (NYSE: ARCH) and Harvey Gulf International Marine and is also a director on several private company boards, including GTT Communications, Inc., a multinational provider of telecommunications and internet services; Key Energy Services, Inc., a leading provider of oilfield services in the Permian Basin and California; and Real Alloy, the market leader in third party aluminum recycling and specification alloy production. From November 2009 through December 2015, Mr. Edmiston served as managing director of Zolfo Cooper LLC (now Alix Partners), where he provided financial and operational advisory services to corporations and investment funds. Mr. Edmiston holds a B.S. in Mechanical Engineering from Arizona State University and an M.B.A. from the University of Michigan.

As compensation for his service on the Board, Mr. Edmiston will receive the Company’s standard compensation for non-employee directors, consisting of: (i) an annual cash retainer of $96,000, payable in monthly installments; and (ii) an award of time-based restricted stock units (“RSUs”) for a number of shares of the Company’s common stock with an aggregate value equal to $90,000, which award shall vest in full on March 27, 2024. The value of Mr. Edmiston’s RSU award reflects a prorated amount, based on the timing of his appointment.

Appointment of Class III Director

On September 19, 2023, the Board also appointed Richard J. Salute to serve as a Class III director of the Company, effective immediately. Additionally, Mr. Salute has been appointed to serve as chairperson of the Audit Committee of the Board (the “Audit Committee”).

Mr. Salute, age 77, served as Capital Markets and SEC Practice Director at J.H. Cohn and CohnReznick LLP from 2004 to 2014. Prior to that, he spent 29 years, from 1972 to 2001, at Arthur Andersen managing complex audits for public and private companies. During his tenure, he was responsible for providing clients with strategic planning services as well as consulting on corporate finance, mergers and acquisitions, and process evaluation. His clients included large multinational companies and entrepreneurial start-ups. In addition to his client responsibilities, he started three business lines for Arthur Andersen: the Enterprise Group (New York Metropolitan area), the Technology Practice (New York office) and the Bankruptcy and Corporate Recovery Practice (nationwide). More recently, Mr. Salute served as Chief Financial Officer of PAVmed Inc. from June 2014 to September 2015. Mr. Salute also served as a director of Walker Innovation Inc. from 2015 through 2018. He currently serves on the board of directors, the governance and compensation committees, and as chair of the audit committee and audit committee financial expert for Newtek One, Inc. (NASDAQ: NEWT) and is a member of the American Institute of Certified Public Accountants and The New York Society of Certified Public Accountants. Mr. Salute has more than 39 years of audit, accounting, and tax experience. Mr. Salute holds a Bachelor of Business Administration, Accounting from Adelphi University and is a Certified Public Accountant in the State of New York.

As compensation for his service on the Board, Mr. Salute will receive the Company’s standard compensation for non-employee directors and committee chairs, consisting of: (i) an annual cash retainer of $96,000, payable in monthly installments and (ii) an award of time-based RSUs for a number of shares of the Company’s common stock with an aggregate value equal to $102,500, which award shall vest in full on March 27, 2024. The value of Mr. Salute’s RSU award reflects a prorated amount, based on the timing of his appointment. In addition, to compensate Mr. Salute for the extraordinary time and effort required for onboarding and his future services as the chairperson of the Audit Committee, Mr. Salute will receive an additional $20,000 of cash compensation, payable in ten equal monthly installments, with the first payment to be made in October 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ Rahul Agarwal
Rahul Agarwal
Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 W Walnut St., Suite A-4 Pasadena, California 91124	91124
(Address of principal executive offices)	(Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 1, 2023, the Board of Directors (the “Board”) of Near Intelligence, Inc. (the “Company”) formed a committee of the Board (the “Committee”) to oversee, among other matters, an internal investigation conducted by outside counsel with respect to allegations of financial mismanagement and potential fraudulent actions allegedly taken by Anil Mathews, the Company’s Chief Executive Officer, and Rahul Agarwal, the Company’s Chief Financial Officer, in contravention of the Company’s financial controls and corporate governance best practices. No conclusions have been reached at this time in connection with the investigation, which remains ongoing at this time.

On October 3, 2023, the Board determined that previously issued financial statements of the Company should not be relied upon, including the Company’s financial statements as of and for each of the years ended December 31, 2022, 2021 and 2020 as well as the Company’s quarterly financial statements for the periods ended March 31, 2023 and June 30, 2023 (all such annual and interim periods, the “Affected Periods”). The conclusion that the previously issued financial statements cannot be relied upon resulted from the Committee’s preliminary assessment that certain revenue may have been overstated.

Investors and others should not rely upon any of the Company’s previously issued or filed reports, registration statements, proxy statements, prospectuses, press releases, earnings releases, investor presentations or other communications that include the Company’s financial statements for the Affected Periods or other information derived from such financial statements. The Company is also withdrawing all previously issued revenue and adjusted EBITDA guidance.

The nature and extent of the errors contained in the Company’s previously issued financial statements remain subject to the findings of the ongoing investigation.

Authorized officers have discussed the foregoing matters with the Company’s independent registered public accounting firm, UHY LLP.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2023, the Board placed Anil Mathews, the Company’s Chief Executive Officer, Rahul Agarwal, the Company’s Chief Financial Officer, and Shobhit Shukla, the Company’s President, on administrative leave from their respective positions with the Company pending an internal investigation conducted by outside legal counsel on behalf of the Committee.

On October 1, 2023, the Board appointed Gladys Kong, the Company’s Chief Operating Officer and Secretary, to serve as the Company’s interim Chief Executive Officer.

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Ms. Kong has served as Chief Operating Officer and Secretary of the Company since March 2023. Ms. Kong joined the Company’s predecessor (“Legacy Near”) in April 2021 in connection with Legacy Near’s acquisition of UberMedia, where she served as Chief Executive Officer from September 2015 to April 2021 and Chief Technology Officer from 2012 to 2017. Ms. Kong served as Chief Executive Officer of Near North America from April 2021 to November 2021 and was appointed Chief Operating Officer of Legacy Near in November 2021. Prior to 2012, Ms. Kong was Chief Executive Officer of GoInteractive, Inc., a company she founded. Before that, Ms. Kong held senior positions at Idealab and its operating companies since joining in 1999. She is currently on the board of directors for Stellar Lago, a customer cloud platform for the Sports and Live Audience industries, and also serves on the board of trustees for Yo San University, a nonprofit organization that educates students to become exceptional practitioners of Traditional Chinese Medicine and Taoist healing arts. Ms. Kong holds a B.S. degree in Engineering and Applied Science from California Institute of Technology and an M.S. degree in Computer Science from UCLA.

On October 1, 2023, the Board appointed John Faieta, the Company’s Controller, to serve as the Company’s interim Chief Financial Officer.

Mr. Faieta brings more than 20 years of experience in financial planning and operational finance and has a track record of driving growth and building high-performance finance teams. Mr. Faieta joined Legacy Near in April 2021 as the Controller, with a focus on operations in North America. Mr. Faieta formerly served as the Chief Financial Officer of UberMedia from 2015 until it was acquired by Legacy Near in April 2021. Prior to joining UberMedia as Controller in 2011, Mr. Faieta served as Controller for eSolar, a developer of concentrated solar power projects around the globe. He worked in that capacity from 2008 to 2011, where he was responsible for all accounting, internal controls, cash management, financial reporting and analysis, insurance, and audit. Mr. Faieta holds a B.A. degree in Economics from California State Polytechnic University, Humboldt, an MBA from Pepperdine Graziadio School of Business and Management, and is a licensed CPA.

Any compensation arrangements with respect to Ms. Kong’s service as interim Chief Executive Officer and Mr. Faieta’s service as Chief Financial Officer will be disclosed once approved by the compensation committee of the Board.

Item 8.01 Other Events.

As previously disclosed, the Company is party to that certain Financing Agreement dated November 4, 2022 (as amended from time to time, the “Financing Agreement”) with Near Intelligence LLC (a wholly owned subsidiary of the Company) as borrower (the “Borrower”), certain of the Company’s other subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”).  Also as previously disclosed, on August 31, 2023, the Company entered into that certain Limited Waiver and Amendment No. 5 to Financing Agreement (“Waiver and Amendment No. 5”) with the Borrower, the Company’s subsidiary guarantors, Blue Torch and the Required Lenders (as defined therein). The waiver and covenant relief provided under Waiver and Amendment No. 5 expired on October 1, 2023.

The Company is actively negotiating with Blue Torch regarding the terms of a potential forbearance to address any defaults currently existing under the Financing Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2023

NEAR INTELLIGENCE, INC.

	By:	/s/ John Faieta
John Faieta
Interim Chief Financial Officer

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